Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 4, 2009 related to the consolidated financial statements of Cobalt International Energy, L.P. in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Cobalt International Energy, Inc. dated September 4, 2009.

/s/ Ernst & Young LLP
Houston, Texas
September 4, 2009